As filed with the Securities and Exchange Commission on November 13, 2020

File 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REZOLUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54495	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Rezolute, Inc.

Attn: Nevan Elam, CEO

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

(650) 206-4507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dorsey & Whitney LLP

Attn: Anthony W. Epps & Michael L. Weiner

1400 Wewetta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 17(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum aggregate offering price	Amount of Registration Fee
Common stock, par value $0.001 to be offered for resale by the Selling Stockholders issued in connection with the Unit Financing (as defined herein)	2,485,219	$20.00	$49,704,380.00	$5,422.75
Common stock, $0.001 to be offered for resale by the Selling Stockholders issuable upon the exercise of Unit Warrants (as defined herein) issued in connection with the Unit Financing.	820,001	$19.50	15,990,019.50	1,744.51
Total Registration Fee				$7,167.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered hereunder also includes an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends, stock distributions and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, using (i) the average high and low prices of the common stock on the Nasdaq Capital Market on November 11, 2020 and (ii) the exercise price of the Unit Warrants.

This registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2020

REZOLUTE INC.

PRELIMINARY PROSPECTUS

3,305,220 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 3,305,220 shares of common stock, par value $0.001, of Rezolute, Inc., a Delaware based corporation (the “Company”), by the selling stockholders named herein (the “Selling Stockholders”) consisting of (i) 2,485,219 shares of common stock of the Company issued in connection with the Company’s unit financing that closed on October 9, 2020 (the “Unit Financing”) and (ii) 820,001 shares of common stock of the Company issuable upon the exercise of certain warrants issued in the Unit Financing (the “Unit Warrants”).

We will not receive any of the proceeds from the resale of these shares of our common stock by the Selling Stockholders. Upon exercise we will receive the cash exercise price of the Unit Warrants. However, if the Unit Warrants are exercised on a cashless basis, we will not receive any cash from these exercises.

The Selling Stockholders may sell or otherwise dispose of the shares of common stock or the shares of common stock issuable upon exercise of warrants covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the Selling Stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RZLT”. On November 11, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $20.00.

All of the shares covered by this prospectus were issued or issuable in connection with the Unit Financing. Additional information about the Unit Financing is provided in the section entitled “Description of Unit Financing” of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” on Page 5 of this prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2020

TABLE OF CONTENTS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

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ABOUT THE PROSPECTUS

In this prospectus, references to the “Company,” “Rezolute,” “we,” “us,” “our” and similar terms refer to Rezolute, Inc. References to our “common stock” refer to the common stock, par value $0.001 per share, of Rezolute, Inc.

You should read this prospectus together with information incorporated herein by reference as described under the heading “Documents Incorporated by Reference” and the additional information described under the headings “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. In particular, these forward-looking statements include, but are not limited to, the following:

•	projected operating or financial results, including anticipated cash flows used in operations;

•	expectations regarding capital expenditures, research and development expense and other payments;

•	our expectation that the disruptive impact of the COVID-19 pandemic (“COVID-19”) on our business and ability to obtain additional financing will be temporary;

•	our beliefs and assumptions relating to our liquidity position, including our ability to obtain additional financing;

•	our ability to obtain regulatory approvals for our pharmaceutical drugs and diagnostics; and

•	our future dependence on third party manufacturers or strategic partners to manufacture any of our pharmaceutical drugs and diagnostics that receive regulatory approval, and our ability to identify strategic partners and enter into license, co-development, collaboration or similar arrangements.

Forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, those risks described under the heading “Risk Factors” on page 5 of this prospectus, in Item 1A. of our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission (the “SEC”). Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights selected information about Rezolute, Inc. and a general description of the securities that may be offered for resale or other disposition by the Selling Stockholders. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the securities offered by the Selling Stockholders, you should carefully read this entire prospectus, including the “Risk Factors” section, any applicable prospectus supplement for these securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

REZOLUTE, INC.

We are a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with metabolic and orphan diseases.

Recent Developments

On October 8, 2020, we filed with the Secretary of State of the State of Delaware, a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”), which was approved by the our stockholders at our special meeting of stockholders held on October 23, 2019 and by the our board of directors on October 7, 2020. The Certificate of Amendment effected a 1-for-50 reverse stock split of our common stock (the “Reverse Split”), in which every fifty (50) shares of common stock issued and outstanding as of October 9, 2020 were combined and converted into one (1) share of common stock. In connection with the Reverse Split, proportionate adjustments were made to increase the per share exercise prices and decrease the number of shares of common stock issuable upon exercise of stock options and warrants whereby approximately the same aggregate price is required to be paid for such securities upon exercise as had been payable immediately preceding the Reverse Split. While the Reverse Split decreased the number of outstanding shares of common stock, it did not change the total number of shares of common stock or preferred stock authorized for issuance by us, nor did it change the par value of the common stock or preferred stock. The first day of trading after the Reverse Stock Split was on October 13, 2020. Unless otherwise indicated, the share numbers contained herein give effect to the Reverse Split.

As described under the heading “Unit Financing”, on October 9, 2020 we issued 2,484,853 shares of common stock and 820,001 Unit Warrants which resulted in net proceeds of approximately $37.5 million.

On November 3, 2020, our shares of common stock were approved for listing on the Nasdaq Capital Market under the symbol RZLT and the initial day of trading was on November 9, 2020.

Our Pipeline

Our lead clinical asset, RZ358, is an antibody therapy in Phase 2b development as a potential treatment for congenital hyperinsulinism (“CHI”), an ultra-rare pediatric genetic disorder.

In February 2020, we announced the initiation of the RZ358-606 Phase 2b study (“RIZE”) globally at multiple study centers. Prior to COVID-19, we had planned to complete the RIZE study by the middle of calendar year 2021.

In March 2020, we paused the RIZE study as a result of the COVID-19 pandemic. As the COVID-19 pandemic abates in different regions, we are resuming clinical activities including trial site initiations. We believe that patient enrollment will recommence by the end of calendar year 2020. Further, if we can begin enrolling patients on this timeframe, we believe we will be able to complete the RIZE study in the second half of calendar year 2021.

In addition, in the first half of calendar year 2020, we had positive interactions with the U.S. Food and Drug Administration (“FDA”). In June 2020, we announced that FDA granted us Rare Pediatric Disease (“RPD”) designation for RZ358, which qualifies us to receive a priority review voucher upon marketing approval of the drug in CHI. Such a voucher could be redeemed to receive a priority review of a subsequent marketing application for any drug candidate in any disease indication. Further, we submitted the RIZE protocol to FDA which allows us to expand the study to clinical sites in the United States. We believe that patient enrollment may commence in the United States in the first quarter of calendar year 2021.

Our next program, RZ402, is an investigational new drug (“IND”) application-ready oral therapy, targeting diabetic macular edema (“DME”). Prior to COVID-19 we were planning to file the IND with the FDA in the third quarter of calendar year 2020, followed by the initiation and completion of a Phase 1 study this calendar year. However, as a result of the present uncertainties associated with COVID-19 pandemic, we have deferred filing the IND. We anticipate initiating the clinical trial for RZ402 prior to the end of the first quarter of calendar year 2021.

RZ358

CHI is an ultra-rare pediatric genetic disorder characterized by excessive production of insulin by the pancreas. CHI is caused by mutations in about a dozen known genes associated with pancreatic beta cells and their secretion of insulin. If untreated, it can lead to dangerously low blood sugar levels. Rezolute’s lead candidate, RZ358, is an antibody in Phase 2b development that is designed to prevent severe, persistent low blood sugar in patients with CHI.

RZ358 is an intravenously administered human monoclonal antibody that binds to a unique site on the insulin receptor found across effector cells throughout the body in the liver, fat, and muscle. This action allows RZ358 to counteract the effects of elevated insulin in the body. Its unique allosteric mechanism of action is reversible, depends on both insulin levels and blood sugar levels in a dose-dependent manner, and enables patients to achieve normal levels of insulin and glucose. Therefore, we believe that RZ358 is ideally suited as a potential therapy for conditions characterized by excessive insulin production and it is being developed to treat hyperinsulinemia and prevent low blood sugar for diseases such as CHI. As RZ358 acts downstream from the beta cells, across effector cells in the liver, fat, and muscle, it may be universally effective at treating CHI caused by any of the underlying genetic defects.

The RIZE study is a multi-center, open-label, repeat-dose Phase 2b study of RZ358 in four sequential dosing cohorts of patients with CHI who are at least two years old and have residual low blood sugar (<70 mg/dL) that is inadequately controlled on existing therapies. In addition to safety and pharmacokinetic evaluations, continuous glucose monitoring (“CGM”) and self-monitored blood glucose will be utilized to evaluate several glycemic efficacy endpoints. The primary endpoint is the time within a glucose target range of 70-180 mg/dL by CGM during weeks 4 and 8 of treatment compared to baseline.

RZ402

DME is a severe complication of diabetes marked by progressive vision loss and blindness. Consistently high blood sugar levels can cause diabetic retinopathy, a complication characterized by damage to the blood vessels in the eye and fluid leakage into the light-sensitive tissue known as the retina. The accumulation of fluid may lead to DME, or swelling of the macula, the part of the retina responsible for sharp, straight-ahead vision. Currently available treatments for DME involve frequent burdensome injections into the eye or invasive laser surgery.

Rezolute is developing RZ402, a small molecule plasma kallikrein inhibitor (“PKI”) for use in DME. As a once-daily oral investigational therapy, RZ402 is designed to improve compliance and treatment outcomes for patients with DME. Elevated plasma levels of the enzyme kallikrein have been associated with increased inflammation, vessel leakage and excess blood vessel growth in the eyes of patients with DME. Genetic and pharmacologic knockout of plasma kallikrein have been shown to protect against vascular endothelial growth factor (“VEGF”) induced retinal blood vessel leakage in murine models without damaging long-term effects.

RZ402 is a bioavailable small molecule inhibitor of plasma kallikrein that has shown the potential to prevent the onset of and reverse vascular leakage in a dose-dependent manner in multiple rodent models of whole body and retinal vascular leakage. Target plasma concentrations were exceeded for 24 hours following oral dosing of RZ402 in monkeys and dogs, supporting the potential for once daily dosing in humans. Rezolute has completed a pre-IND meeting with the FDA and the IND-enabling toxicology studies in preparation for filing an IND.

Corporate Information

Our principal executive offices are located at 201 Redwood Shores Parkway, Suite 315 Redwood City, CA 94065, and our telephone number is (650) 206-4507. Our internet address is http://www.rezolutebio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

The Offering

Common stock offered by Selling Stockholders	3,305,220 shares of common stock (1)

Common stock outstanding prior to this offering	8,352,277(2)(3)

Common stock outstanding after this offering	9,172,278(4)

Use of Proceeds	We will not receive any of the proceeds from the resale or other disposition of the shares of our common stock covered by this prospectus by the Selling Stockholders. However, we will receive the cash exercise price of the Unit Warrants if the Unit Warrants are exercised on a cash basis. If the Unit Warrants are exercised on a cashless basis, we will not receive any cash.

Nasdaq Capital Market symbol for our common stock	“RZLT”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors you should consider carefully before making an investment decision.

(1)	This amount includes shares pursuant to a consulting agreement, the shares of common stock issued in the Unit Financing and the maximum number of shares of common stock that may be issuable upon exercise of the Unit Warrants (820,001 shares), without taking into account the limitations on the exercise of the Unit Warrants, and the fact that the warrants may be exercised on a cashless basis.

(2)	Based on the outstanding shares of our common stock as of November 12, 2020, including 2,484,853 shares of common stock issued in the Unit Financing and 366 shares issued for consulting services.

(3)	This number excludes the following as of November 12, 2020: (i) 820,001 shares of our common stock issuable upon exercise of the Unit Warrants at an exercise price of $19.50 per share, (ii) 618,307 shares of our common stock issuable upon the exercise of other outstanding warrants, with a weighted-average exercise price of $57.46 per share, (iii) 952,458 shares of our common stock issuable upon the exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $33.35 per share, and (iv) up to 38,950 shares authorized for future issuance under our equity incentive plans as of November 12, 2020.

(4)	This number excludes the following as of November 12, 2020: (i) 618,307 shares of our common stock issuable upon the exercise of other outstanding warrants, with a weighted-average exercise price of $57.46 per share, (ii) 952,458 shares of our common stock issuable upon the exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $33.35 per share, and (iii) up to 38,950 shares authorized for future issuance under our equity incentive plans as of November 12, 2020.

RISK FACTORS

Investing in shares of our common stock involves significant risks. Please see the risk factor below and the additional risk factors set forth under the heading “Risk Factors” in Item 1A. of our most recent Annual Report on Form 10-K, and in Part II, Item 1A. of our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, each of which are on file with the SEC and are incorporated by reference in this prospectus. These risks may be revised or supplemented in future filings of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, which are also incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, including claims under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder.

UNIT FINANCING

As disclosed in our most recent Annual Report on Form 10-K, we entered into a Securities Purchase Agreement dated October 8, 2020 (the “Purchase Agreement”) by and between us and the investors identified therein (the “Investors”) pursuant to which we agreed to offer and sell to the Investors an aggregate of $41.0 million in units of the Company (the “Units”) with a per Unit price of $16.50 in the Unit Financing. Each Unit consisted of (i) one (1) share of our common stock and (ii) a Unit Warrant to purchase 0.33 shares of common stock. Each Unit Warrant is exercisable for shares of common stock at an exercise price of $19.50 per Unit Warrant share. JMP Securities LLC and Canaccord Genuity LLC served as joint placement agents (the “Placement Agents”) in the Unit Financing and Griffin Securities, Inc., served as financial advisor (the “Advisor”).

Securities Purchase Agreement

On October 9, 2020, the Unit Financing closed. We issued 2,484,853 shares of common stock and 820,001 Unit Warrants which resulted in net proceeds of approximately $37.5 million. The net proceeds received by us from the Unit Financing will be used for general corporate purposes, including working capital.

Pursuant to the terms of the Purchase Agreement, we agreed to declare the Reverse Split on or before October 23, 2020. In addition, we agreed to update the filing of our definitive listing application of our common stock with the Nasdaq Capital Market no later than October 13, 2020. We effected the Reverse Split on October 9, 2020 and we updated the filing of our definitive listing application with the Nasdaq Capital Market on October 9, 2020. On November 3, 2020, our listing application was approved and the first day of trading on the Nasdaq Capital Market was on November 9, 2020.

We also agreed to certain restrictions on future stock offerings, including that during the 60-day period following the closing of the Unit Financing, we will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, subject to certain exceptions, such as the issuance of shares to employees, officers, or directors pursuant to any existing stock or option plan or the issuance of shares upon the exercise or conversion of securities outstanding as of the date of the Purchase Agreement.

The Lead Investor (as defined in the Purchase Agreement) has a right, with certain limited exceptions, so long as the Lead Investor holds at least 50% of the shares of common stock purchased by the Lead Investor on the date of the Purchase Agreement, to participate in a subsequent financing by us on a pro rata basis on the same terms as the offerees.

In connection with the Unit Financing, we paid a transaction fee of 6% of the gross proceeds of the Unit Financing, split between the Placement Agents, as well as a reimbursement for the Placement Agents’ reasonable fees and expenses in the amount of $70,000, in the aggregate. In addition, we paid a transaction fee to the Advisor in the amount of $825,000, and reimbursed CAM Capital LLC, as the Lead Investor, for its reasonable out of pocket costs and expenses of $65,000 in connection with the transactions set forth in the Purchase Agreement.

Registration Rights Agreement

In connection with the Purchase Agreement, we and the Investors entered into a Registration Rights Agreement, dated October 8, 2020 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to file with the SEC, within forty-five (45) days after the closing of the Unit Financing, an initial registration statement on Form S-3 covering the resale of the shares of common stock issued in the Unit Financing and the shares of common stock issuable upon the exercise of the Unit Warrants issued in the Unit Financing (the “Registration Statement”). We agreed to use commercial reasonable efforts to have the Registration Statement declared effective as soon as practicable after filing, and in any event no later than sixty (60) days after the closing of the Unit Financing.

In the event that the Registration Statement is not filed or is not declared effective in the time periods set forth above, or does not satisfy the current public information requirement pursuant to Rule 144(c)(1) as a result of which the Investors who are not affiliates are unable to sell the shares of common stock issued in the Unit Financing and the shares of common stock issuable upon the exercise of the Unit Warrants issued in the Unit Financing without restriction under Rule 144, then we shall, as the Investors’ sole remedy under the Registration Rights Agreement, pay to the Investors the amount of one percent (1%) of the aggregate purchase price paid by each such Investor, and shall make additional payments to the Investors of one percent (1%) of the aggregate purchase price paid by such Investor on each thirty (30)-day anniversary of such failure until such failure is cured. The maximum amount of such payments shall not exceed six percent (6%) of the aggregate purchase price paid by such Investor pursuant to the Purchase Agreement.

In addition, we agreed to reimburse the Investors for the reasonable fees and expenses of one counsel engaged to review the filing and effectiveness of the Registration Statement, up to an aggregate amount of $35,000.

Unit Warrants

Each Unit Warrant has an exercise price equal to $19.50 per Unit Warrant share, subject to customary adjustments for stock dividends, stock splits, subsequent rights offerings, and similar transactions. In addition, the Warrants contain customary cash and cashless exercise provisions, at the election of the holders. Each Unit Warrant is exercisable beginning on October 9, 2020 and will expire seven (7) years from the anniversary of such date. Certain Unit Warrants contains a beneficial ownership limitation blocker whereby the Unit Warrant is not exercisable if exercise will result in such holder owning more than 4.99%, 9.99%, or 14.99% of our common stock, as applicable.

Pursuant to the Unit Warrants, in the event that we (i) effect any merger or consolidation, (ii) make any disposition of all or substantially all of our assets in one or a series of related transactions, (iii) complete any purchase offer, tender offer or exchange offer for 50% or more of our outstanding common stock, (iv) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummate a stock or share purchase agreement or other business combination whereby another person acquires more than 50% of our outstanding shares of common stock (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Unit Warrant, the holder of such Unit Warrant (the “Holder”) shall have the right to receive, for each Unit Warrant share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the alternate consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Unit Warrant is exercisable immediately prior to such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, we shall, at the Holder’s option that is exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Unit Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of such Fundamental Transaction.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Selling Stockholders in the Unit Financing. We will not receive any proceeds from the sale or other disposition by the Selling Stockholders of the shares of our common stock covered by this prospectus. In the event that the Unit Warrants are exercised on a cashless basis then we will not receive any proceeds from the exercise of the Unit Warrants. However, we will receive the cash exercise price of the Unit Warrants in the event the Unit Warrants are exercised for cash. Any proceeds from the exercise of the Unit Warrants will be used for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock in one or more series, $0.001 par value per share.

Common Stock

As of November 12, 2020, there were 8,352,277 shares of our common stock outstanding held of record by approximately 350 stockholders. In addition, there are outstanding stock options and warrants to acquire up to an additional 2,390,766 shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of us upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is VStock, Woodmere, New York. Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol “RZLT.”

Preferred Stock

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock. Our Board is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. There are no issued and outstanding shares of Preferred Stock.

Warrants

As of November 12, 2020, Unit Warrants to purchase 820,001 shares of common stock with an exercise price of $19.50 per share were outstanding. In addition, as of November 12, 2020, other warrants to purchase an aggregate of 618,307 shares at a weighted-average exercise price of $57.46 per share were outstanding. All of our outstanding warrants are currently exercisable, except to the extent that certain of the Unit Warrants are subject to a blocker provision, which restricts the exercise of a warrant if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 4.99%, 9.99%, or 14.99% of our then issued and outstanding shares of common stock (including the shares of common stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of such warrant. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, the Unit Warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. For a description of the Unit Warrants please refer to “Unit Financing” in this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the Selling Stockholders identified below of 3,305,220 shares of our common stock.

We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares of common stock for resale from time to time. The registration of such common stock does not necessarily mean, however, that any of the shares of common stock will be offered or sold by the Selling Stockholders. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders, and we have borne and will continue to bear the costs relating to the registration of these shares of common stock and transfer taxes, if any. The Selling Stockholders are responsible to pay commissions and discounts of agents or broker-dealers incurred in the sale of the shares of common stock.

Except as disclosed in the footnotes below and except for the beneficial ownership of the common stock described in the table below, none of the Selling Stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the Company or any of its affiliates within the last three years. Unless disclosed otherwise in the footnotes to the table below, the address of the Selling Stockholders is in care of Rezolute, Inc., 201 Redwood Shores Parkway, Suite 315, Redwood City, CA 94065.

The following table and the accompanying footnotes are based in part on information supplied to us by the Selling Stockholders. The table and footnotes assume that the Selling Stockholders will sell all of the shares listed. However, because the Selling Stockholders may sell none of their shares or sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Shares of common stock subject to warrants, options and convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days after the date of this prospectus, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. All of the information set forth in the table below and the related footnotes was provided to the Company by the respective named selling stockholder. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

Name of Selling Stockholders	Applicable Footnote	Number of Shares Beneficially Owned Before the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering (2)	Percentage of Shares Owned After the Offering (1)(2)
Entities associated with Federated Hermes, Inc.	3	1,612,122	1,612,122	—	*
CDK Associates, L.L.C.	4	530,388	530,388	—	*
Third Street Holdings, LLC	5	33,855	33,855	—	*
Citadel Multi-Strategy Equities Master Fund Ltd.	6	403,031	403,031	—	*
Armistice Capital Master Fund Ltd.	7	483,637	483,637	—	*
Biotechnology Value Fund, L.P.	8	125,686	41,794	83,892	1.0%
Biotechnology Value Fund II, L.P.	9	87,488	31,621	55,867	*
Biotechnology Value Trading Fund OS, L.P.	10	19,737	5,457	14,280	*
MSI BVF SPV, L.L.C.	11	18,515	1,736	16,779	*
Douglas T. Lake, Jr.	12	161,213	161,213	—	*
Donohoe Advisory Associates, LLC	13	366	366	—	*

_________________

*       Represents ownership of less than 1%.

1.	Applicable percentage ownership is based on 8,352,277 shares of our common stock outstanding as of November 12, 2020.

2.	Assumes the sale of all shares of common stock offered in this prospectus.

3.	Without giving effect to any beneficial ownership limitations, the shares set forth in the table consist of (i) 809,970 shares of common stock beneficially owned by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, including 200,970 shares issuable upon the exercise of Unit Warrants; (ii) 779,194 shares of common stock beneficially owned by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds, including 193,334 shares issuable upon the exercise of Unit Warrants; and (iii) 22,958 shares of common stock beneficially owned by Federated Hermes Kaufmann Fund II, a portfolio of Federated Hermes Insurance Series, including 5,696 shares issuable upon the exercise of Unit Warrants. These entities are collectively referred to as the “Funds” which are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively referred to as the “Trustees”). The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Funds. Each of the Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities.

4.	The number of shares includes 398,788 shares of common stock held by the named selling stockholder, and 131,600 shares of common stock issuable upon exercise of the Unit Warrants, without giving effect to any beneficial ownership limitations. CDK Associates L.L.C. is managed by Caxton Corporation which is wholly-owned by Bruce Kovner. Accordingly, Bruce Kovner has voting and dispositive control over the securities held by the named selling stockholder. In connection with the Unit Financing, the named selling stockholder along with its affiliate, Third Street Holdings, LLC, were provided with a single board observer seat effective on October 9, 2020.

5.	The number of shares includes 25,455 shares of common stock held by the named selling stockholder, and 8,400 shares of common stock issuable upon exercise of the Unit Warrants, without giving effect to any beneficial ownership limitation. Third Street Holdings, LLC is managed by Caxton Alternative Management LP, whereby Peter P. D’Angelo has voting and dispositive control over the securities held by the named selling stockholder. In connection with the Unit Financing, the named selling stockholder along with its affiliate, CDK Associates L.L.C., were provided with a single board observer seat effective on October 9, 2020.

6.	The number of shares includes 303,031 shares of common stock held by the named selling stockholder, and 100,000 shares of common stock issuable upon exercise of the Unit Warrants, without giving effect to any beneficial ownership limitation. Citadel Advisors LLC (“Citadel Advisors”) acts as the portfolio manager of the selling securityholder, Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and may be deemed to share voting and dispositive power over the shares held by Citadel. The address for Citadel is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

7.	Armistice Capital Master Fund Ltd. is a Cayman Islands exempted company that is managed by Armistice Capital LLC. Steven Boyd has investment control over Armistice Capital LLC. The number of shares includes 363,637 shares of common stock held by the named selling stockholder, and 120,000 shares of common stock issuable upon exercise of the Unit Warrants, without giving effect to any beneficial ownership limitation. Steven Boyd has voting and dispositive control over the securities held by the named selling stockholder.

8.	Biotechnology Value Fund, L.P. (BVF”) is a limited partnership of which the general partner is BVF I GP, LLC. (“BVF I GP”). Mark Lampert is the Chief Executive Officer of BVF I GP. BVF is managed by BVF Partners L.P. (“BVF Partners”). BVF Partners is managed by BVF Inc. which is under investment control by Mark Lampert. Accordingly, Mark Lampert has voting and dispositive control over the securities held by the named selling stockholder. The number of shares listed for the named selling stockholder includes 92,622 shares of common stock held by the named selling stockholder, 10,370 shares of common stock issuable upon exercise of the Unit Warrants, and 22,694 shares upon exercise of other outstanding warrants, without giving effect to any beneficial ownership limitation.

9.	Biotechnology Value Fund II, L.P. (BVF II”) is a limited partnership of which the general partner is BVF II GP, LLC (“BVF II GP”). Mark Lampert is the Chief Executive Officer of BVF II GP. BVF II is managed by BVF Partners which is managed by BVF Inc., and under investment control by Mark Lampert. Accordingly, Mark Lampert has voting and dispositive control over the securities held by the named selling stockholder. The number of shares includes 64,529 shares of common stock held by the named selling stockholder, 7,846 shares of common stock issuable upon exercise of the Unit Warrants, and 15,113 shares upon exercise of other outstanding warrants, without giving effect to any beneficial ownership limitation.

10.	Biotechnology Value Trading Fund OS, L.P. (“BVT”) is a limited partnership. The general partner of BVT is BVF Partner OS, Ltd., of which the sole member is BVF Partners. BVT is managed by BVF Partners which is managed by BVF Inc., and under investment control by Mark Lampert. Accordingly, Mark Lampert has voting and dispositive control over the securities held by the named selling stockholder. The number of shares includes 14,520 shares of common stock held by the named selling stockholder, 1,354 shares of common stock issuable upon exercise of the Unit Warrants, and 3,863 shares upon exercise of other outstanding warrants, without giving effect to any beneficial ownership limitation.

11.	MSI BVF SPV, L.L.C. (“MSI”) is a limited liability company of which BVF Partners serves as attorney-in-fact. MSI is managed by BVF Partners which is managed by BVF Inc., and under investment control by Mark Lampert. Accordingly, Mark Lampert has voting and dispositive control over the securities held by the named selling stockholder. The number of shares includes 13,545 shares of common stock held by the named selling stockholder, 431 shares of common stock issuable upon exercise of the Unit Warrants, and 4,539 shares upon exercise of other outstanding warrants, without giving effect to any beneficial ownership limitation.

12.	The number of shares includes 121,213 shares of common stock held by the named selling stockholder, and 40,000 shares of common stock issuable upon exercise of the Unit Warrants.

13.	Donohoe Advisory Associates, LLC (“DAA”) provided consulting services to us in connection with our listing application for the Nasdaq Capital Market. DAA is managed by David A. Donohoe, Jr., who has voting and dispositive control over the securities held by the named selling stockholder. The address of DAA is 9901 Belward Campus Drive, Suite 175, Rockville, MD 20850.

PLAN OF DISTRIBUTION

The Selling Stockholders, as used herein, include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or Unit Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or Unit Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock or Unit Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the sales price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay certain expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, and transfer taxes, if any; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution. We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RZLT”.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by the law firm of Dorsey & Whitney LLP.

EXPERTS

Plante & Moran, PLLC  has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended June 30, 2020 and 2019, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Plante & Moran, PLLC ’s report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov/edgar.  You may also read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are also available at our website at http://www.rezolutebio.com. Website materials are not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the SEC on October 13, 2020;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as filed with the SEC on November 12, 2020;

•	Current Reports on Form 8-K filed with the SEC on October 13, 2020 and November 6, 2020; and

•	Registration Statement on Form 8-A, filed with the SEC on November 4, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by telephoning us at (650) 206-4507, by email to investor-relations@rezolutebio.com, or by written request to the following address:

Rezolute, Inc.

201 Redwood Shores Parkway, Suite 315
Redwood City, CA 94065
Attn: Investor Relations

You may also access the documents incorporated by reference into this prospectus at our website address at www.rezolutebio.com. The other information and content contained on or linked from our website are not part of this prospectus.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The fees and expenses to be paid in connection with the distribution of securities being registered hereby are estimated as follows:

SEC registration fee	$7,167.26
Accounting fees and expenses	7,500.00
Legal fees and expenses	10,000.00
Total	$24,667.26

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our amended Certificate of Incorporation, and our Amended and Restated Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the amended Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our amended Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(a)	provided, however, that:

(b)	paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)	The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redwood City, State of California, on November 13, 2020.

REZOLUTE, INC.

By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer (Principal Executive and Financial Officer)

Each person whose signature appears below constitutes and appoints each of Nevan Elam his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam	Chief Executive Officer and Director	November 13, 2020
Nevan Elam	(Principal Executive and Financial Officer)

/s/ Young-Jin Kim	Chairman of Board of Directors	November 13, 2020
Young-Jin Kim

/s/ Jung-Hee Lim	Director	November 13, 2020
Jung-Hee Lim
/s/ Gil Labrucherie	Director	November 13, 2020
Gil Labrucherie

/s/ Philippe Fauchet	Director	November 13, 2020
Philippe Fauchet

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on January 11, 2013)

3.2	Certificate of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on January 11, 2013)

3.3	Certificate of Incorporation, dated January 10, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on January 11, 2013)

3.4	Certificate of Amendment of the Certificate of Incorporation, dated April 30, 2014 (incorporated by reference to Exhibit 3.5 of the Company’s Form S-1 filing on May 20, 2014)

3.5	Certificate of Amendment of the Certificate of Incorporation, dated November 28, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on November 29, 2017)

3.6	Certificate of Designation dated December 7, 2015 (incorporated by reference on Exhibit 3.1 of the Company’s Form 8-K on December 10, 2016)

3.7	Amended and Restated Bylaws, dated November 28, 2017 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on November 29, 2017)

3.8	Certificate of Ownership and Merger, dated December 6, 2017 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on December 7, 2017)

3.9	Certificate of Designation of Series AA Convertible Preferred Stock (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on January 31, 2019)

3.10	Certificate of Amendment of the Certificate of Incorporation, dated April 26, 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on April 30, 2019)

3.11	Certificate of Amendment of the Certificate of Incorporation, dated October 9, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on October 13, 2020)

4.1	Form of Unit Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filing on October 13, 2020)

5.1	Opinion of Dorsey & Whitney LLP *

10.1	Securities Purchase Agreement with the Investors (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filing on October 13, 2020)

10.2	Registration Rights Agreement with the Investors (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filing on October 13, 2020)

23.1	Consent of Plante & Moran, PLLC *

23.2	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page to the registration statement)

* Filed herewith.